Certificate of Designations,
             Voting Powers, Preferences, Limitations,
               Restrictions, and Relative Rights of
                Series D 8% Cumulative Convertible
                 Preferred Stock, $.10 Par Value

                           ____________
                  Pursuant to Section 151 of the
         General Corporation Law of the State of Delaware
                           ___________

     Florida Gaming Corporation, a Delaware corporation (the
"Corporation"), does hereby certify that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board"):

     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, there hereby is created a series of Preferred Stock, $.10 par value, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

     1.   Designation; Number of Shares.

          The designation of said series of Preferred Stock shall be Series D 8% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"). The number of shares of Series D Preferred Stock shall be 5,000. Each share of Series D Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"). The Series D Preferred Stock shall be equal in rank to the Class A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C 8% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") with respect to payment of dividends and the distribution of assets upon liquidation of the Corporation.

     2.   Dividends.

          (a) The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive preferential dividends in cash, out of any funds of the Corporation legally available at the time for declaration of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series D Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 8% per annum on the Stated Value per share, payable quarterly on the last day of a fiscal quarter when, as and if declared commencing March 31, 1997; provided, however, that dividend payments may be made, in the sole discretion of the Board of Directors of the Corporation in additional fully paid and nonassessable shares of Series D Preferred Stock at a rate of $1,000 for each $1,000 of such dividend not paid in cash and the issuance of such additional shares shall constitute full payment of such dividend.

          In addition, in the event that a registration statement filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock shall not have been declared effective (the "Effective Date") by the United States Securities and Exchange Commission within three hundred sixty five days after the first issuance of any shares of Series D Preferred Stock (the "Initial Issuance Date"), until the date that such Registration Statement shall have been declared effective, the holders of outstanding shares of Series D Preferred Stock shall receive a preferential dividend in cash, payable on the date noted below out of any funds of the Corporation legally available at the time for declaration of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of Junior Stock, on the sum of the Stated Value per share in the amount and on the dates as follows:

     Day Beyond Initial Issuance Date             Dividend Amount

               366                                     10%
               396                                     3%
               426                                     3%
               456                                     10%
               486                                     3%
               Every 30th day after the 486th
               day until the 726th day                 3%

          By way of example and assuming all 5,000 shares of Series B Preferred Stock are outstanding, if the Effective Date has not occurred by the three hundred sixty sixth (366th) day after the Initial Issuance Date, the Corporation shall pay to the holders of the Series B Preferred Stock would receive in the aggregate $500,000, which amount equals 10% of $5,000,000.

          Notwithstanding the foregoing, if the holders of shares of Series D Preferred Stock desire to distribute the shares of Common Stock issuable upon conversion of the Series D Preferred Stock by means of an underwriting and the Effective Date shall not have occurred within three hundred sixty five (365) days of the Initial Issuance Date as a result of delays caused solely by such holders of the Series D Preferred Stock and such underwriters (an
 Underwriter Delay"), then no such dividend shall be payable with respect to the shares of Series D Preferred Stock held by the holders requesting an underwritten offering.

          (b) The dividends on the Series D Preferred Stock at the rates provided above shall be cumulative whether or not earned, so that if at any time full cumulative dividends at the rate aforesaid on all shares of the Series D Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series D Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series D Preferred Stock or any shares of any other class of stock ranking on a parity with the Series D Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

          (c) Dividends on all shares of the Series D Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

     3.   Liquidation Rights.

          (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series D Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series D Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series D Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series D Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of shares of Junior Stock, ratably among the holders of the Series D Preferred Stock and any other stock of equal ranking.

          (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3. Holders of the Series D Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding-up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3.

     4.   Conversion into Common Stock.

          Shares of Series D Preferred Stock shall have the following conversion rights and obligations:

          (a) Subject to the further provisions of this paragraph 4, each holder of shares of Series D Preferred Stock shall have the right, at any time and from time to time after ninety (90) days from the date on which a share of Series D Preferred Stock was issued, to convert some or all such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in subparagraph 4(i) below) determined in accordance with the Conversion Price provided in paragraph 4(c) below (the "Conversion Price").

          (b) The shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then Conversion Price for such shares on December 31, 1998. Notice of automatic conversion of Series D Preferred Stock pursuant to this paragraph 4(b) shall be given by mail or in such other manner as may be prescribed by resolution of the Board not more than thirty
(30) days after the date of such anniversary.

          (c) The number of shares of Common Stock issuable upon conversion of each share of Series D Preferred Stock shall equal
(i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, if any, divided by (ii) the Conversion Price. The "Conversion Price" shall be equal to the lesser of (i) $7.50 and (ii) eighty percent (80%) of the average of the Closing Bid Price (as hereinafter defined) for the five trading days immediately preceding (i) the day of conversion or (ii) the date the Corporation or the holder, as the case may be, notifies the other that it has elected its right to redeem, or cause the redemption of, the Series D Preferred Stock; provided, however, that in the event that the Effective Date shall not have occurred within one hundred twenty (120) days from the date of the first issuance of any shares of Series D Preferred Stock (the "Required Effective Date"), the Conversion Price shall be reduced by an amount determined as follows:


No. of Days Beyond Required Effective Date   Reduction
          0-30                                    3%
          31-60                                   6%
          61-90                                   8%
          91-120                                  10%
          121-150                                 12%
          151-180                                 14%
          181-210                                 16%
          211-240                                 18%
          241 and thereafter                      20%

          By way of example, if the Effective Date occurred on the sixtieth (60th) day after the Required Effective Date, the Conversion Price would be reduced by six percent (6%) and the Conversion Price would then equal the lesser of (i) $7.05 (ninety-four percent (94%) of $7.50) and (ii) seventy-four percent (74%) of the average of the Closing Bid Price (as hereinafter defined) for the five trading days immediately preceding the day of conversion of the Series D Preferred Stock. The "Closing Bid Price" shall mean the closing bid price of the Corporation's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded).

          Notwithstanding the foregoing, if the Effective Date has not occurred by the Required Effective Date as a result of Underwriter Delay, the foregoing reduction to the Conversion Price shall not apply with respect to the shares of Series D Preferred Stock for which an underwriting for the shares of Common Stock issuable upon conversion has been requested.

          (d)  The holder of any certificate for shares of Series
D Preferred Stock desiring to convert any of such shares or whose shares were automatically converted pursuant to the provisions of this paragraph 4 shall surrender such certificate, at the principal office of any transfer agent for said stock (the "Transfer Agent"), with a written notice (the "Notice of Conversion") of such election to convert (if such conversion is voluntary) such shares into Common Stock duly filled out and executed, and if necessary under the circumstances of such conversion, with such certificate properly endorsed for, or accompanied by duly executed instruments of, transfer (and such other transfer papers as said Transfer Agent may reasonably require). The holder of the shares so surrendered for conversion shall be entitled to receive within three (3) business days of the Notice of Conversion (except as otherwise provided herein) a certificate or certificates, which shall be expressed to be fully paid and non-assessable, for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion, registered in the name of such holder or in such other name or names as such stockholder in writing may specify. In the case of any Series D Preferred Stock which is converted in part only, the holder of shares of Series D Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series D Preferred Stock. Nothing herein shall be construed to give any holder of shares of Series D Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of subparagraph (f) of this paragraph 4 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

          In the case of the exercise of the conversion rights set forth in paragraph 4(a), the conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by such Transfer Agent for conversion of the certificate for such shares of Series D Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall on the date such conversion privilege is deemed to have been exercised and thereafter be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series D Preferred Stock so converted.

          Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised, and the person or entity shall be treated as a record holder of shares of Common Stock, on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the date such conversion privilege was exercised. The Corporation shall not be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares of its Series D Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series D Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

          Upon the conversion of any shares of Series D Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

          If the Corporation shall at any time be liquidated, dissolved or wound-up, the conversion privilege shall terminate at the close of business on the last business day next preceding the effective date of such liquidation, dissolution or winding-up.

          The Corporation shall not be required, in connection with any conversion of Series D Preferred Stock, to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof, but in lieu thereof the Corpora-tion may make a cash payment equal to such fraction multiplied by the Closing Bid Price on the date the conversion right was triggered.

          (e) (i) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Common Stock), then, unless the right to convert shares of Series
D Preferred Stock shall have terminated, as part of such consolidation or merger, lawful provision shall be made so that holders of Series D Preferred Stock shall thereafter have the right to convert each share of Series D Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such shares of Series
D Preferred Stock might have been converted immediately prior to such consolidation or merger. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive consolidations and mergers.

               (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series D Preferred Stock shall thereafter have the right to convert each share of the Series D Preferred Stock into the kind and amount of shares of stock or other securities or cash or property that shall be issuable, distributable, payable or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

          (f) Whenever the number of shares to be issued upon conversion of the Series D Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series D Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series D Preferred Stock notice of such adjusted conversion price.

          (g)  In case at any time the Corporation shall propose:

               (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Preferred Stock other than in accordance with the terms thereof; or

               (ii) to offer for subscription to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Preferred Stock, other than in accordance with the terms thereof, any additional shares of any class or any other rights; or

               (iii)     any capital reorganization or
     reclassification of its shares, or the consolidation or merger of the Corporation with another corporation; or

               (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which
(A) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or
(B) such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series D Preferred Stock and for the Common Stock and to the holders of record of the Series D Preferred Stock.

          (h) So long as any shares of Series D Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4, the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

          (i) The term "Common Stock" as used in this paragraph 4 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class, other securities and/or property into which the shares of Series D Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

          (j) The Corporation shall pay the amount of any and all issue taxes which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series D Preferred Stock, but all transfer taxes that may be payable in respect of any change of ownership of Series D Preferred Stock, or any rights represented thereby, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

     5.   Voting Rights.

          Except as required by applicable law, shares of Series D Preferred Stock shall not entitle their holders to any voting rights, but such holders shall be entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Corporation.

     6.   Status of Converted Stock.

          In case any shares of Series D Preferred Stock shall be converted pursuant to paragraph 4 hereof, or otherwise repurchased or reacquired, the shares so redeemed, converted or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series D Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Executive Vice President and Chief Financial Officer this __ day of December,
1996.

                              FLORIDA GAMING CORPORATION

                              By: